Exhibit 19.1

Anywhere Real Estate Inc.
PROCEDURES AND GUIDELINES GOVERNING
SECURITIES TRADES BY COMPANY PERSONNEL

(Effective as of January 29, 2025)

I.    PURPOSE
It is illegal and a violation of Company policy for any director, officer or employee of Anywhere Real Estate Inc. (the “Company”) or any subsidiary of the Company to trade in the securities of the Company while in possession of material nonpublic information about the Company other than pursuant to a pre-existing Rule 10b5-1 Plan (as defined in Section VI.G. below) or in the securities of any other publicly traded company based on material nonpublic information concerning that company obtained in the course of service or employment with the Company. It is also illegal and a violation of Company policy for any director, officer or employee of the Company or any subsidiary of the Company to disclose material nonpublic information to others who may trade on the basis of that information (commonly known as “tipping”). In order to comply with federal and state securities laws governing (i) trading in Company securities while in possession of material nonpublic information concerning the Company and trading in securities of any other publicly traded company based on material nonpublic information concerning that company obtained in the course of service or employment with the Company and (ii) tipping or disclosing such material nonpublic information to others, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this Policy for all of the Insiders (as defined in Section II.A below).
II.    SCOPE
A.    The restrictions set forth in this Policy apply to all officers, directors and employees of the Company or any subsidiary of the Company, wherever located, as well as other persons, such as contractors or consultants, who may have access to material nonpublic information about the Company, whom the Company has notified (collectively, the “Company Personnel”), and to their spouses, minor children, adult family members or anyone else sharing the same household and any other person over whom the Company Personnel exercises substantial influence or control over his or her securities trading decisions (“Family Members”). This Policy also applies to any trusts, corporations and other entities controlled or managed by any Company Personnel or their Family Members, such as trusts as to which the person serves as trustee or in a similar fiduciary capacity~~.~~ (“Controlled Entities” and, together with Company Personnel and Family Members, “Insiders”). It is the responsibility of the Company Personnel for ensuring their Family Members and Controlled Entities comply with the Policy.
B.For purposes of this Policy, the term “securities” is defined very broadly by the securities laws and includes common stock, securities exchangeable for or convertible into common stock and options to purchase common stock, preferred stock, convertible debentures, warrants and options or other derivative securities, such as put or call options.
C.    For purposes of this Policy, the term “transaction,” “trading in” or “to trade in” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts and using securities to secure a loan, and shall include entering into any derivative transaction (including options, collars, forward contracts or swaps) in relation to Company securities, or buying or selling any investments (including credit-linked notes) which increase or decrease in value based on the price of the Company's securities or voluntarily terminating any derivative transactions in relation to Company securities (including by voluntary exercise of an option)~~.~~ but shall not include certain transactions under employee benefit plans specified under Section V.E below or transactions in mutual funds or exchange traded funds that are invested in Company securities so long as (i) the Insider does not control the investment decisions on individual stocks within the fund and (ii) Company securities do not represent a substantial portion of the assets of the fund.
D.    GIFTS OF SECURITIES
    A gift of Company securities will be considered “trading” for purposes of this Policy and may only occur when an Insider is not aware of material nonpublic information about the Company and, for Designated Persons (as defined in Section II.E below), only outside blackout periods. In addition, Section 16 Parties (as defined in Section III.A below) and Access Persons (as defined in Section III.B below) must also comply with the Procedures for Approval in Section VI.D of the Policy before making a gift of the Company securities.
E.    This Policy will be delivered to all Company Personnel upon its adoption by the Company, and to all new Company Personnel at the start of their employment or relationship with the Company or any subsidiary thereof. Upon first receiving a copy of this Policy, each Company Personnel must sign an acknowledgment that he or she has received a copy and agrees to comply with this Policy’s terms. Section 16 Parties, Access Persons and Additional Blackout Parties (as defined in Section III.C below) (collectively, “Designated Persons”) shall certify compliance with this Policy in the form annexed hereto. For persons subject to this Policy who are not Designated Persons, such acknowledgement may take the form of the certification of compliance with the Code of Ethics. All Designated Persons must re-certify compliance with this Policy on an annual basis.
F.    The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy. This Policy will be administered by the Company’s Securities Trading Compliance Officer, who will be an employee attorney designated by the General Counsel. Any duties of the Securities Trading Compliance Officer described in this Policy, including approving proposed trades by any Designated Person, may be performed by the General Counsel or such other persons designated by the Securities Trading Compliance Officer or the General Counsel from time to time.
III.    DESIGNATED PERSONS
A.    Section 16 Parties. All members of the Company’s Board of Directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the Company are referred to in this Policy as a “Section 16 Party.” The current Section 16 Parties are listed on Exhibit A, and the Company will amend Exhibit A from time to time as necessary to update the list of Section 16 Parties. Section 16 Parties must obtain prior approval of all trades in Company securities from the Securities Trading Compliance Officer in accordance with the procedures set forth in Section V.D below.
B.    Access Persons. The Company has designated those persons listed on Exhibit B attached hereto as the persons who have regular access to material nonpublic information in the normal course of their duties for the Company (other than Section 16 Parties); each person listed on Exhibit B is referred to herein as an “Access Person.” Access Persons must obtain prior approval of all trades in Company securities from the Securities Trading Compliance Officer in accordance with the procedures set forth in Section V.D below. The Company will amend Exhibit B from time to time as necessary to reflect the addition and the resignation or departure of Access Persons, or to reflect the addition of Access Persons on a temporary or a permanent basis during any of the quarterly blackout periods set forth in Section V.C below. The Securities Trading Compliance Officer will promptly notify any Access Person in writing if such Access Person will no longer be designated as an Access Person.
C.    Additional Blackout Parties. The Company has designated those persons listed on Exhibit C attached hereto as the persons who have periodic access to material nonpublic information in the normal course of their duties for the Company (other than Section 16 Parties and Access Persons) and who will be subject to quarterly blackout restrictions under this Policy; each person listed on Exhibit C is referred to herein as an “Additional Blackout Party.” Additional Blackout Parties may not trade in Company securities during any quarterly blackout period set forth in Section V.C, except as otherwise approved by the Securities Trading Compliance Officer (which approval generally will be granted only for exigent circumstances constituting a hardship) in accordance with Section V.D.2. The Company will amend Exhibit C from time to time as necessary to reflect the addition and the resignation or departure of Additional Blackout Parties. The Securities Trading Compliance Officer will promptly notify any Additional Blackout Party in writing if the Company independently determines that such Additional Blackout Party will no longer be designated an Additional Blackout Party.

IV.    DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
    A.    “MATERIAL” INFORMATION
Information about the Company is “material” if a reasonable investor would consider it important in deciding whether to buy, sell, or hold a security, or if the information would significantly alter the total mix of the information available. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:
Significant changes in the Company’s financial, operational or strategic plans or in the Company’s performance or liquidity.
Earnings guidance or estimates (including changes of previously announced guidance or estimates).
Unpublished financial results.
Significant writedowns and additions to reserves for bad debts.
Potential material mergers, acquisitions, tender offers, joint ventures or material sales of Company assets or subsidiaries.
Financings and other events regarding the Company’s debt instruments and securities (e.g., defaults, calls of securities for redemption, refinancings, share repurchase plans, stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts).
Significant litigation, actual or threatened disputes or governmental investigations.
Significant changes in senior management.
Changes in analyst recommendations or debt ratings.
Changes in auditors or auditor notification that the Company may no longer rely on an audit report.
The gain or loss of a significant customer or supplier.
Significant cybersecurity incidents or events.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate the individual from liability under applicable securities laws.
    B.    “NONPUBLIC” INFORMATION
Material information is “nonpublic” if (i) it has not been widely disseminated by the Company to the public through major newswire services, national news services and financial news services, a publicly available filing with the SEC, and/or by means of a widely disseminated statement from a senior officer in compliance with Regulation FD and (ii) the securities market has not had sufficient time to digest the information. For the purposes of this Policy, information will not be considered public, i.e., no longer “nonpublic,” until two full trading days have lapsed following the Company’s widespread public release of the information. By way of example, if the public release occurs before trading commences on a Monday morning, such information will be considered public at the commencement of trading on Wednesday morning. If, however, the public release occurs on Monday after the commencement of trading, the information will not be considered public until the commencement of trading on Thursday morning.
    C.    CONSULT THE SECURITIES TRADING COMPLIANCE OFFICER FOR             GUIDANCE
Any Company Personnel who is unsure whether the information that they possess is material or nonpublic should consult the Securities Trading Compliance Officer for guidance before trading in any Company securities.
V.    STATEMENT OF COMPANY POLICY AND PROCEDURES
    A.    PROHIBITED ACTIVITIES
1.    Other than pursuant to a pre-existing 10b5-1 Plan, no Insider may trade in Company securities while possessing material nonpublic information concerning the Company. It does not matter that there is an independent, justifiable reason for a purchase or sale; if the Insider has material nonpublic information, the prohibition still applies.
2.    Other than pursuant to a pre-existing Rule 10b5-1 Plan:
a.    No Section 16 Party may trade in Company securities (i) during any quarterly blackout period set forth in Section V.C or (ii) outside of any blackout period set forth in Section V.C unless the trade to be conducted outside such blackout period has been approved by the Securities Trading Compliance Officer in accordance with the procedures set forth in Section V.D below.

b.    No Access Person may trade in Company securities (i) during any quarterly blackout period set forth in Section V.C except as otherwise approved by the Securities Trading Compliance Officer (which approval referenced in this clause (i) generally will be granted only for exigent circumstances constituting a hardship) in accordance with Section V.D or (ii) outside of any quarterly blackout period set forth in Section V.C unless the trade to be conducted outside such blackout period has been approved by the Securities Trading Compliance Officer (or, where it is the Securities Trading Compliance Officer who seeks to make the trade, by the General Counsel) in accordance with the procedures set forth in Section V.D below.
These restrictions also apply to the Family Members and Controlled Entities of Section 16 Parties and Access Persons.
3.    Other than pursuant to a pre-existing Rule 10b5-1 Plan, no Additional Blackout Party may trade in Company securities during any quarterly blackout period set forth in Section V.C unless the trade is approved by the Securities Trading Compliance Officer (which approval referenced in this paragraph 3 generally will be granted only for exigent circumstances constituting a hardship) in accordance with the procedures set forth in Section V.D below.
4.    No Company Personnel may disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, or members of the investment community and news media), unless such disclosure is (i) required as part of that director’s, officer’s or employee’s regular duties for the Company, (ii) authorized by the Securities Trading Compliance Officer or General Counsel or (iii) made in compliance with the Company’s Policy Regarding Communications with Analysts, Securityholders and Others In Accordance with Regulation FD. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Securities Trading Compliance Officer or General Counsel.
5.    No Company Personnel may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Company Personnel should advise others not to trade if doing so might violate the law or this Policy.

6.Company Personnel are prohibited from trading in any put or engaging in any short sale (including a short sale “against the box”) or equity swap of Company securities, trading in any call or other derivative on Company securities (including trading in any residential housing futures or options index, such as trading in the S&P Chicago Mercantile Exchange Housing Futures and Options), engaging in hedging transactions, purchasing Company securities on margin, borrowing against Company securities, and pledging Company securities as collateral for a loan; provided, however, no Company Personnel shall be required to unwind any hedge or pledge that was already in existence as of the date of this Policy.
7.In addition to the matters set forth in Section V.A(6) above, Section 16 Parties, Access Persons and Additional Blackout Parties (i.e., all Designated Persons) shall be prohibited from placing standing or limit orders on Company securities.
8.In addition to the matters set forth in Sections V.A(6) and V.A(7) above, Section 16 Parties and Access Persons shall be prohibited from engaging in short-term trading (defined as the six months immediately following a purchase or sale of the Company’s securities in the open market).
9.No Company Personnel may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company obtained in the course of the person’s employment or service with the Company, (b) “tip” or disclose such material nonpublic information concerning such other public company to anyone who may trade based on such information, or (c) give trading advice of any kind to anyone concerning such other public company while possessing such material nonpublic information about that company. In certain situations, U.S. or other securities laws may also prohibit trading (or recommending or suggesting that anyone else trade) in the securities of any other company while the person has material nonpublic information obtained in the course of the person’s employment or service with the Company that, even if not directly about the other company, could materially affect the market price for securities of that other company.
    B.    PROCEDURES FOR PROTECTING COMPANY INFORMATION
In addition to the items discussed above, directors, officers and employees are responsible for protecting the confidentiality of Company information, including,

without limitation, in accordance with the Company’s Code of Ethics, Information Management Policy and Information Security Policy.
    C.    BLACKOUT PERIODS APPLICABLE TO DESIGNATED PERSONS
1.    Quarterly Blackout. Because the announcement of the Company’s quarterly financial results may have the potential to have a material effect on the market for the Company’s securities, no Designated Person may trade in the Company’s securities during the period generally beginning after the close of the business day on the 10th day of the third month of each calendar quarter (March 10, June 10, September 10, and December 10) or if any such day is not a business day, then on the immediately following business day and ending after two full trading days have lapsed following the Company’s widespread public release of its quarterly or year-end financial results (each such period, a “Quarterly Blackout Period”). By way of example, if the public release occurs before trading commences on a Monday morning, such information will be considered public at the commencement of trading on Wednesday morning. If, however, the public release occurs on Monday any time after the commencement of trading, the information will not be considered public until the commencement of trading on Thursday morning. Notwithstanding the foregoing, a Quarterly Blackout Period may from time to time begin or end at other times upon the determination of the Securities Trading Compliance Officer in consultation with the General Counsel. The Securities Trading Compliance Officer will always advise the Designated Persons of when the Quarterly Blackout Period begins and ends.
2.    Special Blackout. From time to time, the Company may impose longer or additional blackout periods on any or all Company Personnel when there are significant developments or events that have not yet been made public. All affected persons will be notified by the Securities Trading Compliance Officer that such person is prohibited from trading until notified by the Securities Trading Compliance Officer that the special blackout period has been terminated. If a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during a special blackout, the Securities Trading Compliance Officer may inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of a special blackout may not disclose the existence of the blackout to any other person. The failure of the Securities Trading Compliance Officer to notify any person, including Designated Persons, of a special blackout will not relieve such person of the obligation not to trade while in possession of material nonpublic information.

Section 16 Parties may also be subject to special blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
    D.    PROCEDURES FOR APPROVING TRADES
1.    Section 16 Parties and Access Persons. Other than pursuant to a pre-existing 10b5-1 Plan, no Section 16 Party or Access Person may trade in Company securities~~,~~  until:
a.    The person trading has submitted a request for approval to trade at least three business days in advance of the proposed trade(s), notifying the Securities Trading Compliance Officer in writing of the amount and nature of the proposed trade(s),
b.    The requestor has certified to the Securities Trading Compliance Officer in writing prior to the proposed trade(s) that
(i)    such person is not in possession of material nonpublic information concerning the Company, and
(ii)    the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, in the case of a Section 16 Party and
c.    The Securities Trading Compliance Officer (or, where it is the Securities Trading Compliance Officer who seeks to make the trade, the General Counsel) has approved the trade(s) in writing.
For the purposes of this Section V.D, the request for approval (including the certification) may be submitted using the preclearance form available on the Company’s intranet site. The completed preclearance form may also be sent via e-mail to the Securities Trading Compliance Officer. Approval by the Securities Trading Compliance Officer of any proposed trade(s) shall under no circumstances absolve any person of liability for trading on the basis of material, non-public information in violation of the securities laws.
These procedures also apply to the Family Members and Controlled Entities of Section 16 Parties and Access Persons.
2.    Additional Blackout Parties. Any approval by the Securities Trading Compliance Officer of any proposed trade(s) by an Additional Blackout Party during a quarterly blackout period shall be conditioned upon such Additional Blackout Party providing the certification described above in Section V.D(1)(b) and any other information regarding such trade(s) reasonably requested by the Securities Trading Compliance Officer.

3.    No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Securities Trading Compliance Officer to approve any trades requested by any Designated Person. The Securities Trading Compliance Officer may reject any trading requests at his or her sole reasonable discretion.
4.    No Investment Advice. The Securities Trading Compliance Officer’s approval or rejection of any trade will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction.
5.    Limited Time to Trade; Confidentiality of Rejection. Clearance of a transaction is valid only until the end of the third full trading day following the date of clearance being granted. If the transaction order is not placed within that period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. If the requestor becomes aware of material nonpublic information concerning the Company before the trade is executed, the clearance shall be void and the transaction must not be completed.
    E.    EMPLOYEE BENEFIT PLANS
1.Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e. where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected or is required to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to any market sales of Company common stock received upon the exercise of options, including sales, for the purpose of generating cash to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.
2.Other Employee Benefit Plans. The trading prohibitions and restrictions set forth in this Policy apply to elections regarding contribution levels, investment directions and fund transfers under the Company’s employee benefit plans to the extent they relate to Company securities. No officers or employees may make or change such elections while in possession of material nonpublic information relating to the Company or of any other public company that is an investment vehicle within such plan.
3.Full Value Stock Awards. The trading restrictions in this Policy do not apply to the vesting or settlement of full value stock awards (e.g., restricted stock, restricted stock units or performance share units), or the exercise of a tax withholding right pursuant to which you elect or are required to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any such full value stock awards. The trading restrictions do apply, however, to any market sale of shares received upon the vesting of full value stock awards.
4.Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company are not subject to the trading restrictions of this Policy.
    F.    PRIORITY OF STATUTORY OR REGULATORY TRADING                     RESTRICTIONS
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any director, officer or employee who is uncertain whether other prohibitions or restrictions apply should ask the Securities Trading Compliance Officer.
G.    RULE 10b5-1 PLANS
Purchases and sales of the Company’s stock by an Insider that satisfy the conditions specified under Rule 10b5-1 under the Exchange Act (each, a “Rule 10b5-1 Plan”) and that are effected pursuant to the Company’s Policy Regarding Approval of Rule 10b5-1 Trading Plans attached hereto as Exhibit D are exempt from this Policy. Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability for trades executed pursuant to a compliant Rule 10b5-1 Plan, even if the trade occurs while the person is aware of material, nonpublic information at the time of the trade. Rule 10b5-1 Plans enable persons that trade pursuant to such plans to demonstrate that material, nonpublic information was not a factor in the person’s trading decision.
Insiders who wish to enter into a Rule 10b5-1 Plan must adhere to the Company’s Policy Regarding Approval of Rule 10b5-1 Trading Plans which provides, among other things, that such trading plans may be entered into only at a time when such person is unaware of any material, nonpublic information regarding the Company. Rule 10b5-1 Plans must be approved in advance by the Securities Trading Compliance Officer.
VI.    POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
    A.    CIVIL AND CRIMINAL PENALTIES
The consequences of insider trading or tipping can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million ($25 million for entities) and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control. Civil penalties of the greater of $1 million or three times the profits made, or losses avoided can be imposed on any person who controls a person who engages in illegal insider trading.
If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, employees are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult with the Securities Trading Compliance Officer.
    B.    COMPANY DISCIPLINE
Violation of this Policy or federal or state insider trading or tipping laws by any Company Personnel may subject the person to disciplinary action, up to and including termination of employment, even if a country or jurisdiction where the conduct took place does not regard it as illegal. A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
    C.    REPORTING OF VIOLATIONS
Any director, officer or employee who violates this Policy or any federal or state laws governing insider trading or tipping, or suspects or knows of any such violation by any Company Personnel, must report the violation immediately to the Securities Trading Compliance Officer by phone. Upon learning of any such violation, the Securities Trading Compliance Officer, in consultation with the Company’s General Counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
    In addition, if any person subject to this Policy:

receives material nonpublic information that he or she is not authorized to             receive or that he or she does not legitimately need to know to perform his         or her employment responsibilities; or
receives confidential information and is unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, he or she should not share it with anyone. To seek advice about what to do under those circumstances, he or she should contact the Securities Trading Compliance Officer by phone. Consulting his or her colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.
VII.    POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company securities even after termination of service with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period applicable at the time of the termination of service.
VIII.    COMPANY TRANSACTIONS
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities (and/or in compliance with the Company’s equity plans and award agreements, if applicable).
IX.     INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Securities Trading Compliance Officer. The Securities Trading Compliance Officer’s contact information is set forth on Exhibit E to this Policy.

Anywhere Real Estate Inc.
CERTIFICATION
        The undersigned certifies that the undersigned has read, understands and agrees to comply with the Procedures and Guidelines Governing Securities Trades by Company Personnel of Anywhere Real Estate Inc. (the “Company”). The undersigned agrees that the undersigned will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Policy.
        INDIVIDUAL:

                                    (Signature)
                            Printed name:
                            Date signed:
Initial Certification

EXHIBIT D
Anywhere Real Estate Inc.
POLICY REGARDING APPROVAL OF RULE 10b5-1 TRADING PLANS
(Effective as of January 29, 2025)
The Company’s Procedures and Guidelines Governing Securities Trades By Company Personnel (the “Policy”) permits persons subject to the Policy to enter into “trading plans” with a broker that meet certain conditions specified in Rule 10b5-1 under the Exchange Act (each, a “Rule 10b5-1 Plan”). Under this rule, a person has an affirmative defense against a claim of insider trading, even if he or she is aware of material~~,~~  nonpublic information at the time of the trade, if he or she can demonstrate that the applicable trades were effected pursuant to Rule 10b5-1.
Persons subject to the Policy that wish to enter into a Rule 10b5-1 Plan must adhere to the following:
1.The Rule 10b5-1 Plan must be pre-approved by the Securities Trading Compliance Officer.
2.The Rule 10b5-1 Plan must be a written plan and must be filed with the Securities Trading Compliance Officer.
3.The Rule 10b5-1 Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and the person who entered into the Rule 10b5-1 Plan must act in good faith with respect to the Rule 10b5-1 Plan for the entirety of its duration.
4.The Rule 10b5-1 Plan may be entered into only at a time when a person is unaware of any material, nonpublic information regarding the Company. Additionally:
a.Designated Persons may only enter into a Rule 10b5-1 Plan at a time when there is an open window under the Policy.
b.Section 16 Parties must include a representation in any Rule 10b5-1 Plan certifying that, on the date of adoption of the plan, the Section 16 Party: (i) is not aware of any material nonpublic information about the Company or its securities; and (ii) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.The Rule 10b5-1 Plan must either (a) expressly specify the amount, price and date of the transactions to be undertaken or (b) provide a written formula, algorithm, or computer program for determining the amount of securities to sell (or purchase) and the price and dates of sale.
6.The Rule 10b5-1 Plan must provide for a “cooling off” period, as follows:
a.For Section 16 Parties (and their Family Members and Controlled Entities), the first trade under any Rule 10b5-1 Plan may not occur until the expiration of a cooling-off period consisting of the later of (i) 90 days after the adoption of the

Policy Regarding Approval of Rule 10b5-1 Trading Plans
D-1

Rule 10b5-1 Plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan).
b.For all other persons subject to the Policy, the first trade under any Rule 10b5-1 Plan may not occur until the expiration of a cooling-off period that is thirty (30) days after the date that the Rule 10b5-1 Plan was adopted.
7.In no way is the person entering the Rule 10b5-1 Plan permitted to have any subsequent influence over how, when, or whether to effect purchases or sales of securities subject to an approved and adopted Rule 10b5-1 Plan.
8.The person entering into the Rule 10b5-1 Plan cannot have another Rule 10b5-1 Plan outstanding (except in the limited circumstances provided for under Rule 10b5-1(c)(1)(ii)(D)).
9.Insiders may not enter into more than one Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities subject to the plan as a single transaction during any rolling 12-month period (except in the limited circumstances provided for under Rule 10b5-1(c)(1)(ii)(E)).
10.The person entering into the Rule 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Plan is in effect.
11.The Rule 10b5-1 Plan must provide that the Company is authorized to require the person entering into the Rule 10b5-1 Plan to instruct the broker to cease all sales under the Rule 10b5-1 Plan if the Board of Directors of the Company determines that sales under such trading plan(s) should be suspended in connection with certain events (for example, a public offering of the Company’s securities).
12.The Rule 10b5-1 Plan may not be amended~~.~~ as to the amount, price, or timing of the purchase or sale of the securities subject to the plan (referred to as a “material amendment”). If an Insider is considering administerial changes to his or her Rule 10b5-1 Trading Plan, such as changing the account information, the Insider should consult with the Securities Trading Compliance Officer in advance to confirm that any such change does not constitute a material amendment of the plan that is prohibited under the Policy.
13.The person entering into the Rule 10b5-1 Plan must provide notice to the Securities Trading Compliance Officer prior to terminating a Rule 10b5-1 Plan and any termination may occur only when such person is not aware of any material nonpublic information regarding the Company. Additionally, Designated Persons may terminate a Rule 10b5-1 Plan only during an open window under the Policy.
A new Rule 10b5-1 Plan may only be implemented in accordance with all of the provisions noted above.
Policy Regarding Approval of Rule 10b5-1 Trading Plans
D-2

Anywhere Real Estate Inc.
APPLICATION AND APPROVAL FORM FOR TRADING
Name:
Title:
Proposed Trade Date:
Type of Security to be Traded:
Type of Trade (Purchase/Sale):
Number of Shares or Other Securities to be Traded:
EXAMPLES OF MATERIAL NONPUBLIC INFORMATION
While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:
•Significant changes in the Company's financial, operational or strategic plans or in the Company's performance or liquidity.
•Earnings guidance or estimates (including changes of previously announced guidance or estimates).
•Unpublished financial results.
•Significant writedowns and additions to reserves for bad debts.
•Potential material mergers, acquisitions, tender offers, joint ventures or material sales of Company assets or subsidiaries.
•Financings and other events regarding the Company’s debt instruments and securities (e.g., defaults, calls of securities for redemption, refinancings, share repurchase plans, stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts).
•Significant litigation, actual or threatened disputes or governmental investigations.
•Significant changes in senior management.
•Changes in analyst recommendations or debt ratings.
•Changes in auditors or auditor notification that the Company may no longer rely on an audit report.
•The gain or loss of a significant customer or supplier.
•Significant cybersecurity incidents or events.

Anywhere Real Estate Inc.
PRE-CLEARANCE CERTIFICATION
I, (please print name) _________________________________________________, hereby certify that (i) I am not in possession of any “material nonpublic information” concerning Anywhere Real Estate Inc. (the “Company”), as defined in the Company’s “Procedures and Guidelines Governing Securities Trades by Company Personnel,” and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company up to and including termination for cause.
I understand that clearance of a transaction is valid only until the end of the third full trading day following the date of the request, and that if the transaction order is not placed within that period, I must re-request clearance of the transaction. If clearance is denied, I agree to keep the fact of such denial confidential.

                                (Signature)
                        Date signed:

SECURITIES TRADING COMPLIANCE OFFICER REVIEW AND DECISION
The undersigned hereby certifies that the Securities Trading Compliance Officer of the Company has reviewed the foregoing application and (Securities Trading Compliance Officer to initial one of the following):     _________ APPROVES the proposed trade(s).
            _________ DENIES the proposed trade(s).

                                (Signature)
                        Securities Trading Compliance Officer (or Designee)

Date signed:
Procedures and Guidelines Governing Securities Trades by Company Personnel
Pre-Clearance Certification Form

Anywhere Real Estate Inc.
Securities Trading Compliance Program - Preclearance Checklist
    Individual Proposing to Trade:
    Securities Trading Compliance Officer:
    Proposed Trade:
    Date:
    Blackout Period. Confirm that the trade will not be made during an applicable Company “blackout period.”
    Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Ensure that no matching purchase or sale has occurred in the past six months (or is likely to occur in the next six).
Also, ensure that a Form 4 has been or will be completed and will be timely filed, if required.
    Prohibited Trades. Confirm that the proposed transaction is not a “short sale,” put, call, equity swap, derivative or other prohibited transaction.
    Rule 144 Compliance. Confirm that:
    Current public information requirement has been met
    Shares are not restricted or, if restricted, the required holding period has been met
    Volume limitations are not exceeded (confirm the individual is not part of an aggregated group)
    The manner of sale requirements have been met, if required
    The Form 144 Notice of Proposed Sale of Securities has been completed and filed, if required
    Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Securities Trading Compliance Officer has discussed with the insider any information known to the individual or the Securities Trading Compliance Officer that might be considered material, so that the individual has made an informed judgment as to the inside information.

__________________________________________
Signature of Securities Trading Compliance Officer

Procedures and Guidelines Governing Securities Trades by Company Personnel
Preclearance Checklist